As filed with the Securities and Exchange Commission on June 8, 2023.

Registration No. 333-269419

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 10

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HANRYU HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7370	88-1368281
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

160, Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Republic of Korea 07231
+82-2-564-8588
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chang-Hyuk Kang
Chief Executive Officer
Hanryu Holdings, Inc.
160, Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Republic of Korea 07231
+82-2-564-8588
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew Ogurick, Esq. Pryor Cashman LLP 7 Times Square, 40th Fl New York, New York 10022 (212) 421-4100	Anthony W. Basch, Esq. Yan (Natalie) Wang, Esq. Alexander W. Powell, Esq. Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 East Cary St. Richmond, Virginia 23219 (804) 771-5700

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement. The closing of the offering contained herein is contingent upon the successful listing of our common stock on the Nasdaq Capital Market.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 10 to the Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-269419) is filed solely to amend Item 16 of Part II thereof and to file certain revised exhibits thereto. This Amendment No. 10 does not modify any provision of the preliminary prospectus contained in Part I of Amendment No. 9 to the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with this registration statement and the listing of our common stock. All amounts are estimated except the Securities and Exchange Commission (the “SEC”) registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the Nasdaq Capital Market listing fee.

Amount
SEC registration fee	$5,387
FINRA filing fee	$5,956
Nasdaq Capital Stock Market listing fee	$70,000
Accountants’ fees and expenses	$55,000
Audit fees and expenses	$373,400
Legal fees and expenses	$555,000
Transfer Agent’s fees and expenses	$12,000
Printing and engraving expenses	$34,663
Miscellaneous	$188,594
Total expenses	$1,300,000

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our Certificate of Incorporation (“Charter”), and our bylaws (“Bylaws”) provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

We also expect to enter into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our Charter and Bylaws. These indemnification agreements will provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of the Company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities sold by Hanryu Holdings and HBC within the last three years which were not registered under the Securities Act. Also included is the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. Prior to the Share Exchange (as defined below), HBC did not offer or sell any securities to any U.S. Person or within the United States, and therefore was not subject to Federal securities regulations nor did it need to rely on an exemption from registration under the Securities Act or rule of the SEC.

Share Exchange Agreement

On February 25, 2022, the Company entered into a share exchange agreement (the “Exchange Agreement”) with Hanryu Bank Co., Ltd., a corporation formed under the laws of South Korea (“HBC”), and the shareholders of HBC (the “HBC Shareholders”), pursuant to which the HBC Shareholders agreed to assign, transfer and deliver, free and clear of all liens, 100% of the issued and outstanding common shares of HBC, representing 100% of the equity interest in HBC (the “HBC Shares”) to the Company, in exchange for the Company issuing the HBC Shareholders 42,565,786 restricted shares of the Company’s common stock (the “Exchange Shares”).

As a result, HBC will become wholly owned subsidiary of the Company, and the HBC Shareholders will acquire a controlling interest in the Company (the “Share Exchange”). For accounting purposes, the Share Exchange will be treated as an acquisition of the Company and a recapitalization of HBC. HBC will be the accounting acquirer, and the results of its operations will carryover. Accordingly, the operations of Hanryu Holdings are not carried over and will be adjusted to $0.

On August 26, 2022, warrants were exercised with an exercise price of $1.27 to purchase 66,666 shares of common stock, and warrants were exercised with an exercise price of $0.42 to purchase 560,000 shares of common stock. The Company received $319,866 by cash.

On September 28, 2022, warrants were exercised with an exercise price of $0.42 to purchase 1,000,000 shares of common stock. The Company received $420,000 by cash.

On September 30, 2022, warrants were exercised with an exercise price of $1.27 to purchase 250,000 shares of common stock. The Company received $317,500 in cash.

In issuing the Exchange Shares to the HBC Shareholders, and the issuance of the shares of common stock pursuant to the exercise of the aforementioned warrants, the Company relied upon the exemptions from registration provided by both (i) Section 4(a)(2) of the Securities Act, as, among other things, the transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and (ii) Regulation S, promulgated under the Securities Act, as offers or sales made in an offshore transaction.

HBC Issuances

In October 2018, HBC sold an aggregate of 1,000,000 shares of common stock at a price of $0.42 per share in private placement transactions, for an aggregate purchase price of approximately $422,000.

On December 19, 2018, HBC sold 500,000 shares of common stock at a price of $4.22 per share in a private placement transaction, for a purchase price of approximately $2,110,000.

On March 31, 2021, HBC issued 4,000,000 shares of common stock at a price of $0.42 per share in consideration of the exercise of certain warrants issued with bonds.

On March 31, 2021, HBC issued 4,150,000 shares of common stock at a price of $0.42 per share as consideration for the RnDeep Merger.

On September 29, 2021, HBC sold 600,000 shares of common stock at a price of $0.42 per share in a private placement transaction, for a purchase price of approximately $253,000.

On October 6, 2021, HBC issued 2,600,000 shares of common stock at a price of $0.42 per share in consideration of the exercise of certain warrants issued with bonds.

In October 2021, HBC sold an aggregate of 4,200,000 shares of common stock at a price of $0.42 per share in a private placement transaction, for an aggregate purchase price of approximately $1,772,300.

In November and December 2021, HBC issued and aggregate of 21,512,455 shares of common stock at a price of $0.42 per share in consideration of the exercise of certain warrants issued with bonds.

In November and December 2021, HBC issued and aggregate of 4,533,331 shares of common stock at a price of $1.27 per share in consideration of the exercise of certain warrants issued with bonds.

In February and March of 2023, the Company closed two private placements solely to accredited investors (as defined by Rule 501(a) of Regulation D of the Securities Act) pursuant to which the Company sold an aggregate amount of 240,000 shares of common stock for $10.00 per share, resulting in gross proceeds of $2,400,000. The purchase price of the common stock purchased in the private placements is subject to adjustment to the price of the common stock sold in the Company’s IPO, such that additional common stock shall be issued to the purchasers if the price of common stock sold in the IPO is less than $10.00 per share, or the purchasers shall return common stock to the Company if the price of the common stock sold in the IPO is greater than $10.00 per share, in each case resulting in the purchasers purchasing an aggregate amount of $2,400,000 of Company common stock at the IPO price.

On May 31, 2023, the Company completed a private placement to solely an accredited investor (as defined by Rule 501(a) of Regulation D of the Securities Act) pursuant to which the Company sold an aggregate amount of 760,000 shares of common stock for $10.00 per share, resulting in gross proceeds of $7,600,000.The offering was exempt from registration under Section 4(a)(2) of the Securities Act. The subscription agreement pursuant to which the common stock was sold to an accredited investor contains customary representations and warranties of the Company and the investors and customary indemnification rights and obligations of the parties.

Grants of Restricted Common Stock

The offers, sales and issuances of the securities described in Item 15 were deemed to be exempt from registration under the Securities Act under (i) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701, (ii) Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering, or (iii) Regulation S, promulgated under the Securities Act, as offers or sales of securities made in an offshore transaction. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. The list of exhibits is set forth below and is incorporated by reference herein.

1.1*	Form of Underwriting Agreement
2.1*	Merger Agreement dated February 4, 2021, by and between RnDeep Co., Ltd. and Hanryu Bank Co., Ltd.
2.2*	Amendment Agreement to Merger Agreement, dated March 2, 2021, by and between RnDeep Co., Ltd. and Hanryu Bank Co., Ltd.
2.3*	Share Assignment and Management Right Transfer Agreement, dated October 3, 2021, by and between Hanryu Bank Co., Ltd., and K-Commerce Co., Ltd.
2.4*	Share Assignment Agreement, dated October 3, 2021, by and between Sewang Co., Ltd., and Hanryu Bank Co., Ltd.
2.5#	Bond, Stock and Management Right Transfer Contract by and between Sewang Co., Ltd. and Hanryu Bank Co., Ltd., dated March 30, 2021.
3.1*	Form of Amended and Restated Certificate of Incorporation of Hanryu Holdings, Inc.
3.2*	Bylaws of Hanryu Holdings, Inc.
4.1*	Form of Common Stock Certificate.
4.2*	Form of Underwriter Warrant.
5.1*	Form of Opinion of Pryor Cashman LLP.
10.1#	Lease Agreement dated March 27, 2020.
10.2†*	Employment Agreement by and between DongHoon Park and Hanryu Bank Co., Ltd., dated March 2, 2021.
10.3*	Memorandum of Understanding by and between FNS Co., Ltd. and The Federation of Artistic & Cultural Organization of Korea, dated April 19, 2021.
10.4†*	Employment Agreement by and between Chang Hyuk Kang and Hanryu Bank Co., Ltd., dated May 2, 2021.
10.5†*	Employment Agreement by and between JuHyon Shin and Hanryu Bank Co., Ltd., dated May 3, 2021.
10.6*	Form of Bond with Warrant Purchase Agreement.
10.7#	Bond with Warrant Purchase Agreement, by and between La Primera Capital Investments, LLC and Hanryu Bank Co., Ltd, dated May 18, 2021.
10.8*	Hanryu Holdings, Inc. 2022 Omnibus Equity Incentive Plan.
10.9#	Bond with Warrant Purchase Agreement, by and between Midas AI Co., Ltd. and Hanryu Bank Co., Ltd, dated July 2, 2021.
10.10#	Bond with Warrant Purchase Agreement, by and between Changhyuk Kang and Donghoono Park, and Hanryu Bank Co., Ltd, dated July 2, 2021.
10.11*	Sublease Contract by and between Marine Island Co., Ltd. and Hanryu Times, Co., Ltd., dated August 1, 2021.
10.12*	Sublease Contract by and between Marine Island Co., Ltd. and Fantoo Entertainment Co., Ltd., dated September 1, 2021.
10.13*	Sublease Contract by and between Marine Island Co., Ltd. and FNS Co., Ltd., dated September 1, 2021.
10.14†*	Employment Agreement by and between DaeHwan Son and Fantoo Entertainment Co., Ltd., dated October 1, 2021.
10.15†*	Employment Agreement by and between Taehoon Kim and Hanryu Bank Co., Ltd., dated June 1, 2022.
10.16†*	Summary of oral amendment to Employment Agreement by and between Taehoon Kim and Hanryu Bank Co., Ltd., dated July 2022
10.17†*	Employment Agreement by and between David Gregg and Hanryu Bank Co., Ltd., dated January 1, 2022
10.18†*	Summary of oral amendment to Employment Agreement by and between David Gregg and Hanryu Bank Co., Ltd., dated July 2022
10.19#	Business Transfer Agreement, dated June 22, 2022, by and between Hanryu Bank Co., Ltd., and Kingdom Coin Holdings, a corporation incorporated in the Cayman Islands.
10.20*	Form of Lock-up Agreement.
10.21#	Hanryu Holdings, Inc. Subscription Agreement
14.1*	Hanryu Holdings, Inc. Code of Business Conduct and Ethics.

21.1*	Subsidiaries of the Registrant
23.1*	Consent of BF Borgers, CPA, PC.
23.2*	Consent of Pryor Cashman LLP (included in Exhibit 5.1).
24.1*	Power of attorney.
107#	Filing Fee Table (to be filed as an exhibit to the filed Registration Statement)

*	Previously filed.
#	Filed herewith.
†	Identifies exhibits that consist of a management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Securities Act.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seoul, Republic of Korea, on this 8th day of June, 2023.

Hanryu Holdings, Inc.

By:	/s/ Chang Hyuk Kang
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Chang Hyuk Kang	Chief Executive Officer and Director	June 8, 2023
(Principal Executive Officer)

/s/ *	Chief Financial Officer	June 8, 2023
(Principal Accounting Officer)

/s/ *	Director	June 8, 2023

/s/ *	Director	June 8, 2023

/s/ *	Director	June 8, 2023

*By:	/s/ Changhyuk Kang
Name:	Changhyuk Kang
Title:	Attorney-in-fact